(juFiled Pursuant to Rule 424(b)(3)
Registration No. 333-230449

Prospectus

13,008,000 Shares

Common Stock

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This prospectus relates to the sale or other disposition from time to time of up to 13,008,000 shares of our common stock issuable pursuant to convertible senior notes that may convert into up to an aggregate of 13,008,000 shares of our common stock, to be sold by the selling stockholder named in this prospectus. The convertible senior notes were sold by us in a private placement of these securities. We are not selling any common stock under this prospectus and will not receive any of the proceeds from the sale or other disposition of shares by the selling stockholder.

The selling stockholder may sell or otherwise dispose of the shares of common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholder may sell or otherwise dispose of its shares of common stock in the section titled “Plan of Distribution” on page 7. Discounts, concessions, commissions and similar selling expenses attributable to the sale of shares of common stock covered by this prospectus will be borne by the selling stockholder. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the shares with the Securities and Exchange Commission.

Our common stock is listed on the Nasdaq Global Market under the symbol “SCYX.” The last reported sale price of our common stock on the Nasdaq Global Market on March 28, 2019, was $1.42 per share.

Investing in our common stock involves a high degree of risk.  Before making an investment decision, you should review carefully the risks described under the heading “Risk Factors” on page 4 of this prospectus, and under similar headings in and amendments or supplements to this prospectus by any the documents that are incorporated by reference into this prospectus.

We are an emerging growth company as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, we have elected to take advantage of certain reduced public company reporting requirements for this prospectus and future filings.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

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The date of this prospectus is March 29, 2019.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the selling stockholder named herein may, from time to time, offer and sell or otherwise dispose of the shares of our common stock covered by this prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares of common stock are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the captions “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” in this prospectus.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our shares of common stock other than the shares of our common stock covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

This prospectus incorporates by reference market data, industry statistics and other data that have been obtained from, or compiled from, information made available by third parties. We have not independently verified their data.

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PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus or incorporated by reference in this prospectus, and does not contain all of the information that you need to consider in making your investment decision.  You should carefully read the entire prospectus, the applicable prospectus supplement and any related free writing prospectus, including the risks of investing in our securities discussed under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus.  You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

References in this prospectus to “SCYNEXIS”, “the Company,” “we”, “us” and “our” refer to SCYNEXIS, Inc., a Delaware corporation, and its consolidated subsidiaries, if any, unless otherwise specified.

SCYNEXIS, Inc.

Overview

SCYNEXIS, Inc. is a biotechnology company committed to positively impacting the lives of patients suffering from difficult-to-treat and often life-threatening infections by delivering innovative therapies. We are developing our lead product candidate, ibrexafungerp (formerly SCY-078), as the first representative of a novel oral and intravenous (IV) triterpenoid antifungal family in clinical development for the treatment of several serious fungal infections, including vulvovaginal candidiasis (VVC), invasive aspergillosis (IA), invasive candidiasis (IC), and refractory invasive fungal infections (rIFI).

VVC, commonly known as “vaginal yeast infection,” is the second most common cause of vaginitis and is usually caused by Candida species.  IA is a serious fungal infection caused by Aspergillus species and is reported to be the leading cause of infection-caused death in immunocompromised patients.  IC is a serious fungal infection caused by various Candida species and occurs in immunocompromised patients.

Ibrexafungerp is a structurally distinct glucan synthase inhibitor that has been shown to be effective in vitro and in vivo against a broad range of human fungi pathogens such as Candida and Aspergillus species, including multidrug-resistant strains, as well as Pneumocystis species. Candida and Aspergillus species are the fungi responsible for approximately 85% of all invasive fungal infections in the United States (U.S.) and Europe. To date, we have characterized the antifungal activity, pharmacokinetics, and safety profile of oral and IV formulations of ibrexafungerp in multiple studies.  We are currently progressing clinical trials in VVC (Phase 3), IA (Phase 2), and rIFI, including C. auris infections (open-label Phase 3). The U.S. Food and Drug Administration (FDA) has granted Qualified Infectious Disease Product (QIDP) and Fast Track designations for the formulations of ibrexafungerp for the indications of VVC, IA, and IC (including candidemia), and has granted Orphan Drug designations for the IA and IC indications.  These designations may provide us with additional market exclusivity and expedited regulatory paths.

Recognizing that it belongs to a new class of antifungals, the World Health Organization’s International Non-Proprietary Name group selected the name “ibrexafungerp” for SCY-078 in July 2018, and the United States Adopted Names Council (USAN Council) adopted “ibrexafungerp” as a USAN in February 2019.

Risks Associated with our Business

Our business is subject to numerous risks. You should read these risks before you invest in our securities. In particular, our risks include, but are not limited to, the following:

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We have never been profitable, we have no products approved for commercial sale, and to date we have not generated any revenue from product sales. As a result, our ability to curtail our losses and reach profitability is unproven, and we may never achieve or sustain profitability;

•	We may continue to require substantial additional capital, and if we are unable to raise capital when needed we would be forced to delay, reduce or eliminate our development program for ibrexafungerp;

•

We cannot be certain that ibrexafungerp will receive regulatory approval, and without regulatory approval we will not be able to market ibrexafungerp. Regulatory approval is a lengthy, expensive and uncertain process;

•

Although both the oral and IV formulations of ibrexafungerp have been granted Qualified Infectious Disease Product status and Fast Track designation for VVC, IC, and IA, this does not guarantee that the length of the FDA review process will be significantly shorter than otherwise, or that ibrexafungerp  will ultimately be approved by the FDA;

•

Delays in the commencement, enrollment and completion of clinical trials could result in increased costs to us and delay or limit our ability to obtain regulatory approval for ibrexafungerp or any future product candidates;

•

Clinical failure can occur at any stage of clinical development. Because the results of earlier clinical trials are not necessarily predictive of future results, any product candidate we or our current or potential future partners advance through clinical trials may not have favorable results in later clinical trials or receive regulatory approval;

•	We have limited experience in conducting clinical trials and have never submitted an NDA before, and we may be unable to do so for ibrexafungerp or any future product candidate we may seek to develop;

•

The environment in which our regulatory submissions may be reviewed changes over time, which may make it more difficult to obtain regulatory approval of any of our product candidates we may seek to develop or commercialize; and

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Even if we are able to obtain regulatory approval of our product candidates, there is no guarantee that payors, physicians or patients will perceive the benefits of these product candidates as we do, or that they will be commercially successful.

Note Purchase Agreement

On March 7, 2019, we entered into a Senior Convertible Note Purchase Agreement (the “Note Purchase Agreement”) with Puissance Life Science Opportunities Fund VI (the “selling stockholder”). Pursuant to the Note Purchase Agreement, on March 7, 2019, we issued and sold to the selling stockholder $16 million aggregate principal amount of our 6.0% Convertible Senior Notes due 2025 (the “Notes”). The Notes were issued and sold for cash at a purchase price equal to 100% of their principal amount, in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

The Notes will bear interest at a rate of 6.0% per annum, payable semiannualy in arrears on March 15 and September 15 of each year, beginning September 15, 2019. The Notes will mature on March 15, 2025, unless earlier converted, redeemed or repurchased. The Notes constitute general, senior unsecured obligations of SCYNEXIS.

The holders of the Notes may convert their Notes at their option at any time prior to the close of business on the business day immediately preceding March 15, 2025 into shares of our common stock. The initial conversion rate is 739.0983 shares of common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $1.35, and is subject to adjustment in certain events described in the Note Purchase Agreement. Holders who convert may also be entitled to receive, under certain circumstances, an interest make-whole payment payable in shares of common stock. In addition, following certain corporate events that occur prior to the maturity date, we will, in certain circumstances, increase the conversion rate for a holder who elects to convert its Notes in connection with such a corporate event. Subject to adjustment in the conversion rate, the number of shares that we may deliver in connection with a conversion of the Notes, including those delivered in connection with an interest make-whole payment, will not exceed a cap of 813 shares of common stock per $1,000 principal amount of Notes.

We granted the selling stockholder certain registration rights requiring us to register, under the Securities Act, the resale of the shares of common stock issuable upon conversion of the Notes.  This prospectus is to register the offer and sale by the selling stockholder of the shares of common stock issuable upon conversion of the Notes.

Corporate Information

We were originally incorporated in Delaware in November 1999 as ScyRex, Inc.  We subsequently changed our name to SCYNEXIS Chemistry & Automation, Inc. in April 2000 and to SCYNEXIS, Inc. in June 2002.  Our principal executive offices are located at 1 Evertrust Plaza, 13th Floor, Jersey City, NJ 07302-6548, and our telephone number is (201) 884-5485.  Our website address is www.scynexis.com.  The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our securities.

We are an “Emerging Growth Company”

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an “emerging growth company,” we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

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only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•	reduced disclosure about our executive compensation arrangements;

•	omitted compensation discussion and analysis;

•	no requirement that we solicit non-binding advisory votes on executive compensation or golden parachute arrangements; and

•	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We intend to take advantage of the reduced disclosure obligations. Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. In other words, an emerging growth company can elect to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption to take advantage of the extended transition period for complying with new or revised accounting standards.

We will remain an emerging growth company until December 31, 2019.  We also qualify as a “smaller reporting company” and thus have the advantage of not being required to provide the same level of disclosure as larger public companies.

The Offering

This prospectus relates to the sale or other disposition from time to time of up to 13,008,000 shares of our common stock issuable upon conversion of the Notes held by the selling stockholder named in this prospectus.

Issuer:	SCYNEXIS, Inc.
Shares offered by the selling stockholder	13,008,000
Use of Proceeds	We will not receive any proceeds from the sale of the shares offered hereby.
Risk Factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” below.
Nasdaq Global Market Symbol	“SCYX”

RISK FACTORS

Investing in our securities involves a high degree of risk.  Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described under the heading “Risk Factors” contained in the our most recent Annual Report on Form 10-K and in our most recent Quarterly Report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety, together with other information in this prospectus, the documents incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering.  The risks described in these documents are not the only ones we face, but those that we consider to be material.  There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results.  Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.  If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed.  This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment.  Please also read carefully the section below entitled “Special Note Regarding Forward-Looking Statements.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have filed with the SEC that are incorporated by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act.  These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  Forward-looking statements may include, but are not limited to, statements about:

•	our ability to successfully develop ibrexafungerp, including an IV formulation of ibrexafungerp;
•	our expectations regarding the benefits we will obtain from the oral and IV form of ibrexafungerp having been designated as a QIDP;
•	our ability to obtain FDA approval of ibrexafungerp;
•	our expectations regarding the devotion of our resources;
•	our expected uses of the net proceeds to us from any specific offering;
•	the expected costs of studies and when they will begin;
•	our ability to scale up manufacturing to commercial scale;
•	our reliance on third parties to conduct our clinical studies;
•	our reliance on third-party contract manufacturers to manufacture and supply commercial supplies of ibrexafungerp for us;
•	our expectations regarding the marketing of ibrexafungerp should we receive regulatory approval;
•	our estimates of our expenses, ongoing losses, future revenue, capital requirements and our needs for or ability to obtain additional financing;
•	our financial performance; and
•	developments and projections relating to our competitors or our industry.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential” and similar expressions intended to identify forward-looking statements.  These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties.  Given these uncertainties, you should not place undue reliance on these forward-looking statements.  We discuss in greater detail many of these risks under the heading “Risk Factors” contained in our our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety.  Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement.  Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments.  Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.  You should read this prospectus, any applicable prospectus supplement, together with the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we expect.  We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common stock by the selling stockholder named in this prospectus.

SELLING STOCKHOLDER

We are registering the resale of 13,008,000 shares of common stock which are issuable upon the conversion of the Notes held by the selling stockholder identified below to permit it, or their permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part, to resell or otherwise dispose of these shares in the manner contemplated under the section entitled “Plan of Distribution” in this prospectus (as may be supplemented and amended).

The selling stockholder may sell some, all or none of its shares. We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale or other disposition of any of the shares. The shares covered hereby may be offered from time to time by the selling stockholder. As a result, we cannot estimate the number of shares of common stock the selling stockholder will beneficially own after termination of sales under this prospectus.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our common stock. Generally, a person “beneficially owns” shares of our common stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days.

The information in the table below and the footnote thereto regarding shares of common stock to be beneficially owned after the offering assumes the sale of all shares being offered by the selling stockholder under this prospectus.  The percentage of shares owned prior to and after the offering is based on 50,148,458 shares of common stock outstanding as of March 10, 2019. This information has been obtained from the selling stockholder.

	Before Offering			After Offering
Name and Address(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned	Number of Shares Offered(2)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Puissance Life Sciences Opportunities Func VI (3)	5,565,860	9.99%	13,008,000(4)	0	0%

(1)

If required, information about other selling security holders, except for any future transferees, pledgees, donees or successors of the selling security holders named in the table above, will be set forth in a prospectus supplement or amendment to the registration statement of which this prospectus is a part. Additionally, post-effective amendments to the registration statement will be filed to disclose any material changes to the plan of distribution from the description contained in the final prospectus.

(2)	Assumes sale of all shares available for sale under this prospectus and no further acquisitions of shares by the selling stockholder.
(3)

Puissance Capital Fund (GP) LLC ("Puissance GP") serves as the managing member of Puissance Life Science Opportunities VI. Puissance Capital Management LP ("Puissance Capital Management") serves as the investment manager of Puissance Life Science Opportunities VI. Puissance Capital Management (GP) LLC ("Puissance Capital Management GP") serves as the general partner to Puissance Capital Management. Theodore Wang serves as the managing member of both Puissance GP and Puissance Capital Management GP. Each of these entities and Mr. Wang (collectively, the “Puissance Persons”) may be deemed to beneficially own these shares.  The Puissance Persons disclaim beneficial ownership of the shares except to the extent of that person's pecuniary interest therein.  The address of each of the Puissance Persons is  950 Third Avenue, 25th Floor, New York, NY 10022.

(4)	This number of shares is the maximum number of shares that the selling stockholder may acquire upon full conversion of the Notes.

Relationship with Selling Stockholder

As discussed in greater detail above under the section “Prospectus Summary – Note Purchase Agreement,” on March 7, 2019, we entered into a Senior Convertible Note Purchase Agreement (the “Note Purchase Agreement”) with Puissance Life Science Opportunities Fund VI (the “selling stockholder”). Pursuant to the Note Purchase Agreement, on March 7, 2019, we issued and sold to the selling stockholder $16 million aggregate principal amount of our 6.0% Convertible Senior Notes due 2025 (the “Notes”). The Notes were issued and sold for cash at a purchase price equal to 100% of their principal amount.  Subject to adjustment in the conversion rate, the number of shares that we may deliver in connection with a conversion of the Notes, including those delivered in connection with an interest make-whole payment, will not exceed a cap of 813 shares of common stock per $1,000 principal amount of Notes.

Neither the selling stockholder nor any persons having control over the selling stockholder has held any position or office with us or our affiliates within the last three years or has had a material relationship with us or any of our predecessors or affiliates within the past three years, other than as a result of the ownership of our shares or other securities.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or pursuant to Rule 144 of the Securities Act or (2) the date on which all of the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

LEGAL MATTERS

Cooley LLP will pass upon the validity of the securities offered by this prospectus.

EXPERTS

The financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement.  Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document.  Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC.  Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-38419):

•	our Annual Report on Form 10-K, for the year ended December 31, 2018, filed with the SEC on March 14, 2019;

•	our Current Reports on Form 8-K filed with the SEC on January 8, 2019, January 24, 2019, February 19, 2019, and March 8, 2019; and

•

the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on March 19, 2014, including any amendments or reports filed for the purposes of updating this description.

All filings filed by us pursuant to the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC.  Information in such future filings updates and supplements the information provided in this prospectus.  Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

You can request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

SCYNEXIS, Inc.

1 Evertrust Plaza, 13th Floor

Jersey City, NJ 07302-6548

(201) 884-5485

Attn:  Secretary